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                                                              File No. 70-8711



                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               AMENDMENT NO. 4

                                      TO

                             FORM U-1 APPLICATION

                                   UNDER THE

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                _______________________________________________


PUBLIC SERVICE COMPANY OF OKLAHOMA
212 East 6th Street
Tulsa, Oklahoma 74119-1212

                  (Names of company filing this statement and
                    address of principal executive office)
              ___________________________________________________


                      CENTRAL AND SOUTH WEST CORPORATION

                (Name of top registered holding company parent)
              ___________________________________________________


Shirley S. Briones, Treasurer
Public Service Company of Oklahoma
212 East 6th Street
Tulsa, Oklahoma  74119-1212

                        Stephen J. McDonnell, Treasurer
                      Central and South West Corporation
                         1616 Woodall Rodgers Freeway
                             Dallas, Texas  75202

                             Joris M. Hogan, Esq.
                        Milbank, Tweed, Hadley & McCloy
                            1 Chase Manhattan Plaza
                           New York, New York  10005

                  (Name and addresses of agents for service)


      Public Service Company of Oklahoma, an Oklahoma corporation (the "Company"), a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), hereby files this Amendment No. 4 to the Form U-1 Application-Declaration in File No. 70-8711 for the purpose of amending Item 6 in the following respects. In all other respects the Application-Declaration as previously filed and amended will remain the same.

Item 6.     Exhibits and Financial Statements.
      Item 6 is hereby amended to file the following exhibit:
Exhibit 4 - Financial Statements of Public Service Company of Oklahoma, as of September 30, 1995.

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                               INDEX OF EXHIBITS

EXHIBIT                                                         TRANSMISSION
NUMBER                             EXHIBITS                        METHOD
-------                            --------                     ------------

  4               Financial Statements of Public                Electronic
                  Service Company of Oklahoma, as of
                  September 30, 1995.




                               S I G N A T U R E
                               - - - - - - - - -


      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
      Dated:  December 13, 1995



                               PUBLIC SERVICE COMPANY
                                OF OKLAHOMA



                               By:  /s/SHIRLEY S. BRIONES
                                  Shirley S. Briones
                                       Treasurer